Exhibit 99.1

Alta Equipment Group Announces Board Observer

LIVONIA, Mich. – January 22, 2026 – Alta Equipment Group Inc. (NYSE: ALTG) (“Alta” or “the Company”), a leading provider of premium material handling, construction and environmental processing equipment and related services, today announced that it entered into a Cooperation Agreement with Mill Road Capital III, L.P. (“Mill Road”) allowing Mill Road to appoint a non-voting observer to its Board of Directors. Pursuant to a Board Observer Agreement dated January 21, 2026, Mill Road has appointed Deven Petito as its initial Board observer.

Mr. Petito is a Management Committee Director of Mill Road Capital, a private investment firm focused on investing in and partnering with small publicly traded companies in the U.S. and Canada. Since its founding in 2004, the firm has executed its strategy of investing in small public companies and partnering with management teams and boards to unlock value through collaborative engagement. Before joining Mill Road in 2014, Mr. Petito began his investing career in the private equity group at Kohlberg Kravis Roberts & Co. (KKR). Prior to KKR, Mr. Petito worked at Morgan Stanley in the firm’s investment banking division. Mr. Petito holds an AB in Economics from Princeton University and an MBA from Harvard Business School.

“Mill Road is a significant shareholder of Alta and we appreciate their continuing support of the Company and its management team. We appreciate the collaborative dialogue we’ve had with Mill Road and believe this agreement reflects our shared commitment to enhancing long-term value for all shareholders.” said Ryan Greenawalt, Chief Executive Officer and Chairman. “On behalf of the entire Board, I want to welcome Deven. We are excited for Deven to bring new perspective and expertise to the Board room."

“Mill Road values its partnership with Alta and appreciates the engagement that we have had with the Company’s management team,” said Mr. Petito. “I look forward to working with Alta’s Board of Directors on its commitment to achieving greater value for all shareholders.”

About Alta Equipment Group Inc.

Alta owns and operates one of the largest integrated equipment dealership platforms in North America. Through our branch network, the Company sells, rents, and provides parts and service support for several categories of specialized equipment, including lift trucks and other material handling equipment, heavy and compact earthmoving equipment, crushing and screening equipment, environmental processing equipment, cranes and aerial work platforms, paving and asphalt equipment, other construction equipment and allied products. Alta has operated as an equipment dealership for 41 years and has developed a branch network that includes over 80 total locations across Michigan, Illinois, Indiana, Ohio, Pennsylvania, Massachusetts, Maine, Connecticut, New Hampshire, Vermont, Rhode Island, New York, Virginia, Nevada and Florida and the Canadian provinces of Ontario, Maritime, and Quebec. Alta offers its customers a one-stop-shop for their equipment needs through its broad, industry-leading product portfolio. More information can be found at www.altg.com.

Contacts

Investors:	Media:
Kevin Inda	Glenn Moore
SCR Partners, LLC	Alta Equipment Group Inc.
kevin@scr-ir.com	glenn.moore@altg.com
(225) 772-0254	(248) 305-2134